Exhibit 10.29

August 16, 2004

Michael Shannahan

Chordiant Software, Inc.

20400 Stevens Creek Blvd.

Suite 400

Cupertino, CA 95014

Re:	Separation Agreement

Dear Mike:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Chordiant Software, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be August 18, 2004 (the “Separation Date”).

2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. Although the Company has no policy or procedure for providing severance benefits, the Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for five (5) months following the Separation Date (“Severance Payments”). If at the end of this five (5) month period, and despite your best efforts to locate an alternative position, you do not have a position as an employee or independent contractor that provides you with any compensation for your services, then you will receive an additional one (1) month continuation of your base salary. You agree to notify the Company immediately, in writing, if you accept any employment or independent contractor arrangement that provides you with such payment. Severance Payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company, as part of this Agreement, will pay the COBRA premiums necessary to continue your current health insurance benefits for a period of five (5) months after the Separation Date.

Michael Shannahan

August 16, 2004

5. Stock Options. You were granted an option to purchase shares of the Company’s common stock pursuant to the Company’s 1999 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date. As of the Separation Date, none of your options will have vested.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. Within five (5) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (excepting your current Dell PC which the Company will allow you to keep), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

11. Nondisparagement and Assistance. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. You also agree that you will assist the Company in any investigation, potential litigation, or actual

Michael Shannahan

August 16, 2004

litigation arising out of events that occurred during your tenure with the Company, including without limitation, reasonable assistance in responding to information requests, submitting to witness interviews, and providing testimony. You further agree to provide only truthful, accurate information in connection with any such assistance.

12. Release of Claims. In exchange for the Severance Payments, COBRA Premiums, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

Michael Shannahan

August 16, 2004

14. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

15. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

CHORDIANT SOFTWARE, INC.

By:	/s/ Jack Moyer
Jack Moyer VP, Human Resources

Exhibit A - Proprietary Information and Inventions Agreement

ACCEPTED AND AGREED:

/s/ Michael Shannahan
Michael Shannahan

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT